Exhibit 99.1

FOR IMMEDIATE RELEASE

RASER TECHNOLOGIES, INC.

5152 North Edgewood Drive

Provo, Utah 84604

(801) 765-1200

RASER RECEIVES THIRD PARTY ANALYSIS ON WELL FIELD

Confirmation of at Least 10 MW Project Capacity and up to 238 MW Gross Overall Resource Potential

Provo, Utah, August 6, 2008 -- Raser Technologies, Inc. (NYSE Arca: RZ) today announced that GeothermEx Inc., an independent third party geothermal consultant, has completed and delivered its analysis of the well field for Raser's Thermo geothermal power project near Beaver, Utah. GeothermEx is the largest, most comprehensive geothermal consulting and services firm in the Western Hemisphere. GeothermEx reported that well #24-34 indicated 3.6 megawatts (MW) net at the well depth level Raser plans to produce with temperatures in excess of 280 degrees F. GeothermEx's analysis of the resource concludes that ample resources are available in the immediate vicinity of the announced Thermo project to support a 10 MW net plant using the closed loop binary systems planned for this plant. The report also concludes that the larger area of Raser's Thermo resource field is most likely to sustain 238 MW gross with a 90% probability of sustaining 138 MW of geothermal energy or enough power to supply over 100,000 homes. Raser recently announced the leasing of an additional 6,000 acres of geothermal rights on lands in the same area bringing its total interests in the area to nearly 30,000 acres.

Raser previously announced the delivery of all 50 geothermal power generating units ordered for its Thermo project, the first commercial geothermal power plant to be built in the state of Utah in over 20 years, in an update by the Company reporting its progress and strategic initiatives for its geothermal power projects.

UTC Power, a United Technologies company, will assist Raser in commissioning the 50 generating modular units that will generate electricity at the Thermo project. The Thermo geothermal plant is planned to have a gross generation capacity of 14 MW when configured under Raser's proprietary geothermal power plant design. The project is expected to sell to the purchasing utility net power generation of 10 MW to 11 MW, or enough electricity to power approximately 9,000 homes. Net generation takes into account the station usage or parasitic load needed to pump the geothermal fluids throughout the plant. It is expected that generation during the cool months will exceed generation during the warmer months.

Raser previously announced entering into a power purchase agreement with the city of Anaheim, California to deliver up to 11 MW of clean renewable energy from its Thermo plant in Beaver County, Utah. Raser anticipates that it will have all 50 generating units placed in service in the Fall of 2008 and delivering geothermal energy to Anaheim at that time. The generation units are scheduled to begin being connected starting in August and will be test operated until the final units are connected.

"The resource analysis report concluded that the resource is much larger than anticipated and we expect that as the wells continue to heat up, it will actually provide temperatures in excess of the 280 degrees F experienced during testing," stated Brent M. Cook, CEO of Raser Technologies. "We believe the issuance of the report puts us in a position to finalize and close in a timely manner on the funding for the Themo project pursuant to the financing commitment previously announced. We are excited about the progress to date on our first wave of projects and have a number of projects being prepared for additional waves. We expect to start setting the generating units for operational purposes at the Thermo site in the August to September time frame so that the plant will be operational later this year. We expect to be active in this resource field well into the future as we plan the development of additional projects in the same area."

About Raser Technologies
Raser (NYSE Arca: RZ) is a publicly-traded, environmentally focused technology licensing and development company operating in two business segments. Raser's Power Systems segment is seeking to develop clean, renewable geothermal electric power plants and bottom-cycling operations, incorporating licensed heat transfer technology and Raser's Symetron™ technology developed internally by its Transportation and Industrial Technology segment. Raser's Transportation and Industrial Technology segment focuses on extended-range plug-in-hybrid vehicle solutions and using Raser's award-winning Symetron™ technology to improve the torque density and efficiency of the electric motors and drive systems used in electric and hybrid-electric vehicle powertrains and industrial applications. Further information on Raser may be found at: www.rasertech.com.

Cautionary Note Regarding Forward-Looking Statements

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including, but not limited to, statements regarding: our beliefs about preliminary drilling results; our beliefs about the potential for geothermal power generation on our leased properties; our belief about our ability to exploit the available geothermal resources; our beliefs about the strength and enforceability of our agreements; our beliefs about our ability to successfully negotiate power purchase agreements; and our beliefs about the geothermal market generally. These forward-looking statements involve certain risks and uncertainties that could cause actual results to differ, including, without limitation, the competitive environment and our ability to compete in the industry; our ability to adapt our technology for geothermal applications; our ability to secure necessary permits; the strength of our intellectual property; our ability to attract, train and retain key personnel; and such other risks as identified in our quarterly report on Form 10-Q for the quarter ended March 31, 2008, as filed with the Securities and Exchange Commission, and all subsequent filings.

All forward-looking statements in this press release are based on information available to us as of the date hereof, and we undertake no obligation to update forward-looking statements to reflect events or circumstances occurring after the date of this press release.

Raser Technologies, Inc.

Richard Putnam

Investor Relations

(801) 765-1200

investorrelations@rasertech.com

Hayden Communications, Inc.

Cameron Donahue

(651) 653-1854